AYP CAPITAL
                         CONSOLIDATED STATEMENT OF INCOME
                    FOR TWELVE MONTHS ENDED DECEMBER 31, 1997

                                             QTR          YTD        12MOS

ELECTRIC OPERATING REVENUES                  32,923,176   85,795,805 85,795,805

    OPERATING EXPENSES:
       Operation:
       Fuel                                   6,386,255   24,183,161 24,183,161
       Purchased Power & Exchange            20,923,581   43,663,228 43,663,228
       Other                                  1,405,092    5,084,005  5,084,005
       Transmission & Distribution              886,972    3,755,822  3,755,822
       Cust. Accts & Services                 1,375,937    3,126,750  3,126,750
       Administrative & General               3,415,261    8,026,420  8,026,420
    Total Operation & Maintenance            34,393,098   87,839,386 87,839,386

       Depreciation                           1,656,853    6,605,819  6,605,819
       Taxes other than income taxes          1,165,412    4,907,185  4,907,185
       Federal and state income taxes        (2,377,692)  (9,204,231)(9,204,231)
             Total Operating Expenses        34,837,671   90,148,159 90,148,159
                  Operating Income           (1,914,495)  (4,352,353)(4,352,353)

    OTHER INCOME AND DEDUCTIONS:
       Other income, net                      1,123,762    1,458,889  1,458,889
             Total Other Income and Deduction 1,123,762    1,458,889  1,458,889
                 Income Before Interest Charges and
             Preferred Dividends               (790,733)  (2,893,464)(2,893,464)

    INTEREST CHARGES AND PREFERRED DIVIDENDS:
     Interest on other long-term obligations  2,772,267   10,998,667  10,998,667
       Other interest                             4,989       24,118      24,118
              Total Interest Charges and
                 Preferred Dividends          2,777,255   11,022,785  11,022,785


   Consolidated Net Income                   (3,567,989) (13,916,249(13,916,249)


                                       Unaudited